The information in this pricing supplement is not complete and may be changed.  We may not deliver these securities until a final pricing supplement is delivered.  This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Pricing Supplement dated July 24, 2008
PROSPECTUS Dated January 25, 2006	Pricing Supplement No. 722 to
Amendment No. 1 to PROSPECTUS SUPPLEMENT	Registration Statement No. 333-131266
Dated July 24, 2007	Dated , 2008
Rule 424(b)(2)

$
GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Fixed Rate Notes

Auto-Callable Securities due March 7, 2011
Based on the Price of Shares of the Financial Select Sector SPDR Fund

Unlike ordinary debt securities, the Auto-Callable Securities due March 7, 2011, Based on the Price of Shares of the Financial Select Sector SPDR Fund, which we refer to as the securities, do not pay interest and do not guarantee any return of principal at maturity.  Instead, if the securities have not been subject to automatic redemption, at maturity you will receive for each $10 stated principal amount of securities that you hold, an amount in cash that will vary depending upon the price of shares of the Financial Select Sector SPDR Fund, which we refer to as the underlying shares, over the term of the securities and on the final determination date, and which may be significantly less than the stated principal amount of the securities and could be zero.
•	The stated principal amount and original issue price of each security is $10.
•	We will not pay periodic interest on the securities.
•
If, on any of the first six determination dates, the closing price of the underlying shares is greater than the closing price on the day we price the securities for initial sale to the public, which we refer to as the initial share price and the pricing date, respectively, the securities will be automatically redeemed for a cash payment on the third business day following the related determination date, the amount of which will vary depending on the applicable determination date:

º
if the closing price on September 2, 2009, the first determination date, exceeds the initial share price, we will redeem the securities for $11.20 to $11.40 (corresponding to 112% to 114% of the stated principal amount, as determined on the pricing date),

º
if the closing price on December 2, 2009, the second determination date, exceeds the initial share price, we will redeem the securities for $11.50 to $11.75 (corresponding to 115% to 117.5% of the stated principal amount, as determined on the pricing date),

º
if the closing price on March 2, 2010, the third determination date, exceeds the initial share price, we will redeem the securities for $11.80 to $12.10 (corresponding to 118% to 121% of the stated principal amount, as determined on the pricing date),

º
if the closing price on June 2, 2010, the fourth determination date, exceeds the initial share price, we will redeem the securities for $12.10 to $12.45 (corresponding to 121% to 124.5% of the stated principal amount, as determined on the pricing date),

º
if the closing price on September 2, 2010, the fifth determination date, exceeds the initial share price, we will redeem the securities for $12.40 to $12.80 (corresponding to 124% to 128% of the stated principal amount, as determined on the pricing date), or

º
if the closing price on December 2, 2010, the sixth determination date, exceeds the initial share price, we will redeem the securities for $12.70 to $13.15 (corresponding to 127% to 131.5% of the stated principal amount, as determined on the pricing date).

•	At maturity, if the securities have not previously been redeemed, you will receive for each $10 stated principal amount of securities that you hold, an amount of cash equal to:
º
$13.00 to $13.50 (corresponding to 130% to 135% of the stated principal amount, as determined on the pricing date), if the closing price on March 2, 2011, which we refer to as the final share price and the final determination date, respectively, is greater than the initial share price, or

º
the $10 stated principal amount, if the final share price is less than or equal to the initial share price but the trading price of the underlying shares has not decreased to or below the specified trigger price at any time during the observation period (as defined below), or

º
$10 times the share performance factor, which will be less than or equal to 1.0, if the final share price is less than or equal to the initial share price and the trading price of the underlying shares has decreased to or below the specified trigger price at any time during the observation period.

º	The initial share price will be the closing price of shares of the Financial Select Sector SPDR Fund on the pricing date.
➢	The trigger price is , or 65% of the initial share price.
➢	The share performance factor will be equal to the final share price divided by the initial share price.
➢
The observation period is the period of regular trading hours on each trading day on which there is no market disruption event with respect to the underlying shares, from but excluding the pricing date to and including the final determination date.

•	Investing in the securities is not equivalent to investing in the Financial Select Sector SPDR Fund, the Financial Select Sector Index or its component stocks.
•	The securities will not be listed on any securities exchange.
•	The CUSIP number for the securities is 617480686.
You should read the more detailed description of the securities in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Securities.”
The securities are riskier than ordinary debt securities.  See “Risk Factors” beginning on PS-10.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

PRICE $10 PER SECURITY

	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per security	$10	$0.225	$9.775
Total	$	$	$

(1)
The securities will be issued at $10 per security and the agent’s commissions will be $0.225 per security; provided that the price to public and the agent's commissions for the purchase by any single investor of between $1,000,000 and $2,999,999 principal amount of securities will be $9.9625 per security and $0.1875 per security, respectively; for the purchase by any single investor of between $3,000,000 and $4,999,999 principal amount of securities will be $9.94375 per security and $0.16875 per security, respectively; and for the purchase by any single investor of $5,000,000 or more principal amount of securities will be $9.925 per security and $0.15 per security, respectively.

(2)	For additional information see “Supplemental Information Concerning Plan of Distribution” in this pricing supplement.

MORGAN STANLEY

For a description of certain restrictions on offers, sales and deliveries of the securities and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the securities, see the section of this pricing supplement called “Plan of Distribution.”

No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The securities may not be offered or sold in the Federative Republic of Brazil  except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

No action has been taken to permit an offering of the securities to the public in Hong Kong as the securities have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the securities, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong ("SFO") and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

The agent and each dealer represent and agree that they will not offer or sell the securities nor make the securities the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities, whether directly or indirectly, to persons in Singapore other than:

(a)           an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b)           an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)           a person who acquires the securities for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d)           otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the Auto-Callable Securities due March 7, 2011 Based on the Price of Shares of the Financial Select Sector SPDR Fund, which we refer to as the securities, we are offering to you in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The securities offered are medium-term debt securities of Morgan Stanley.  The return on the securities is linked to the performance of the shares of the Financial Select Sector SPDR Fund (which we refer to as the underlying shares).  Investors in the securities must be willing to accept the risk of loss of principal, and also be willing to forgo interest payments and potential returns above the specified returns, in exchange for the opportunity to receive the specified returns if the closing price of the underlying shares is above the initial share price on any of the determination dates.

The Financial Select Sector SPDR Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Financial Select Sector Index, which we refer to as the share underlying index.  The Financial Select Sector Index, which is one of the nine Select Sector sub-indices of the S&P 500 Index, is intended to give investors a modified market capitalization-based way to track the movements of certain public companies that represent the financial sector of the S&P 500 Index as described under “Description of Securities––The Financial Select Sector Index.”  “Standard & Poor’s®,” “S&P®,” “S&P 500®” and “Standard & Poor’s 500” are trademarks of Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.

Each security costs $10
We, Morgan Stanley, are offering Auto-Callable Securities due March 7, 2011 Based on the Price of Shares of the Financial Select Sector SPDR Fund, which we refer to as the securities.  The stated principal amount and issue price of each security is $10.

The original issue price of the securities includes the agent’s commissions paid with respect to the securities and the cost of hedging our obligations under the securities.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The fact that the original issue price of the securities reflects these commissions and hedging costs is expected to adversely affect the secondary market prices of the securities.  See “Risk Factors—The inclusion of commissions and projected profit of hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Securities—Use of Proceeds and Hedging.”

No guaranteed return of principal; no interest
Unlike ordinary debt securities, the securities do not pay interest and do not guarantee any return of principal at maturity .  If (i) the securities have not been redeemed prior to maturity, (ii) the final share price is less than the initial share price and (iii) the trading price of the underlying shares has decreased to or below the specified trigger price at any time during the observation period, we will pay to you an amount in cash per security that is less than the $10 stated principal amount of each security by an amount proportionate to the decrease in the price of the underlying shares.

The initial share price is , which is the closing price of the underlying shares on the day we price the securities for initial sale to the public, which we refer to as the pricing date.

The final share price will be the closing price of the underlying shares on March 2, 2011, subject to adjustment for certain market disruption events, which we refer to as the final determination date.

The trigger price for the underlying shares is , or 65% of the initial share price.

The observation period with respect to the underlying shares is the period of regular trading hours on each trading day on which there is no market disruption event with respect to the underlying shares from but excluding the pricing date to and including the final determination date.

The securities will be automatically redeemed as early as September 2009 if the closing price is greater than the initial share price on any of the first six determination dates
If the closing price on any of the first six determination dates is greater than the initial share price, the securities will be automatically redeemed for the early redemption payment on the third business day following the related determination date.  The early redemption payment will be an amount of cash that will vary depending on the determination date:

•      if the closing price on September 2, 2009, the first determination date, is greater than the initial share price, we will redeem each $10 stated principal amount of the securities for $11.20 to $11.40 (corresponding to 112% to 114% of the stated principal amount, as determined on the pricing date),

•  if the closing price on December 2, 2009, the second determination date, is greater than the initial share price, we will redeem each $10 stated principal amount of the securities for $11.50 to $11.75 (corresponding to 115% to 117.5% of the stated principal amount, as determined on the pricing date),

•  if the closing price on March 2, 2010, the third determination date, is greater than the initial share price, we will redeem each $10 stated principal amount of the securities for $11.80 to $12.10 (corresponding to 118% to 121% of the stated principal amount, as determined on the pricing date),

•  if the closing price on June 2, 2010, the fourth determination date, is greater than the initial share price, we will redeem each $10 stated principal amount of the securities for $12.10 to $12.45 (corresponding to 121% to 124.5% of the stated principal amount, as determined on the pricing date),

•  if the closing price on September 2, 2010, the fifth determination date, is greater than the initial share price, we will redeem each $10 stated principal amount of the securities for $12.40 to $12.80 (corresponding to 124% to 128% of the stated principal amount, as determined on the pricing date), or

•  if the closing price on December 2, 2010, the sixth determination date, is greater than the initial share price, we will redeem each $10 stated principal amount of the securities for $12.70 to $13.15 (corresponding to 127% to 131.5% of the stated principal amount, as determined on the pricing date).

Payment at maturity depends on the price of the underlying shares
At maturity, if the securities have not previously been automatically redeemed, you will receive for each $10 stated principal amount of securities that you hold an amount of cash that will vary depending upon the price of the underlying shares over the term of the securities and on the final determination date, equal to:

•  $13.00 to $13.50 (corresponding to 130% to 135% of the stated principal amount, as determined on the pricing date), if the closing price on March 2, 2011, the final determination date, is greater than the initial share price,

•  the $10 stated principal amount, if the closing price on the final determination date is less than or equal to the initial share price but the trading price has not decreased to or below the specified trigger price at any time during the observation period, or

•  $10 times the share performance factor, which will be less than or equal to 1.0, if the closing price on the final determination date is less than or equal to the initial share price and the trading price of the underlying shares has decreased to or below the specified trigger price at any time during the observation period;

where,

share performance factor	=	final share price
initial share price

Because the share performance factor will be less than or equal to 1.0, this payment will be less than or equal to the $10 stated principal amount per security and could be zero.

For purposes of determining whether the closing price on any determination date is greater than the initial share price and whether the trading price of the underlying shares has decreased to or below the specified trigger price at any time during the observation period, the closing price and the trading price will be adjusted by the adjustment factor.  You should read about those adjustments in the sections of this pricing supplement called “Risk Factors—The antidilution adjustments the calculation agent is required to make do not cover every event that can affect the underlying shares,” “Description of Securities— Final Share Price,” “—Determination Closing Price,” “—Trading Price” and “—Antidilution Adjustments.”

Beginning on PS-7, we have provided examples titled “Hypothetical Payouts on the Securities,” which explain in more detail the possible payouts on the securities at each early redemption date and at maturity assuming a variety of hypothetical closing prices on each determination date, including the final determination date.  The table does not show every situation that can occur.

You can review the historical prices of the underlying shares in the sections of this pricing supplement called “Description of Securities—Historical Information” on PS-31.

If a market disruption event occurs with respect to the underlying shares on any determination date or if a scheduled determination date is not a trading day, the applicable closing price on such determination date will be determined on the next trading day on which no market disruption event occurs with respect to the underlying shares in accordance with “Description of Securities—Determination Dates.”  If a market disruption event occurs with respect to the underlying shares on the final determination date, the postponement of the final determination date for up to five trading days could cause the maturity date of the securities to be postponed in accordance with “Description of Securities—Maturity Date.”

Investing in the securities is not equivalent to investing directly in the underlying shares or the share underlying index or its component stocks.

Your return on the securities is limited by the early redemption feature and by the maximum payment at maturity
The appreciation potential of the securities is limited by the automatic early redemption feature of the securities and by the maximum payment at maturity regardless of any greater positive performance of the underlying shares.  If the securities are redeemed, you may not be able to reinvest at comparable terms or returns.  In addition, the early redemption feature may limit the term of your investment to as short as one year.

MS & Co. will be the Calculation Agent
We have appointed our affiliate, Morgan Stanley & Co. Incorporated, which we refer to as MS & Co., to act as calculation agent for The Bank of New York Mellon, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank)), the trustee for our senior securities.  As calculation agent, MS & Co. will determine the closing price, the trading price of the underlying shares for purposes of determining whether the trigger price has been reached, whether the closing price on any of the first six determination dates is greater than the initial share price and therefore, whether the securities will be redeemed following such determination date, whether a market disruption event has occurred, whether to make any adjustments to the adjustment factor for certain events affecting underlying shares that we describe in  “Description of Securities—Antidilution Adjustments” and the payment that you will receive at maturity.

Where you can find more information on the securities
The securities are senior notes issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated July 24, 2007.  We describe the basic features of this type of note in the sections of the prospectus and prospectus supplement called “Description of Debt Securities—Fixed Rate Debt Securities” and “Description of Notes—Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices,” respectively.

For a detailed description of the terms of the securities, you should read the section of this pricing supplement called “Description of Securities.”  You should also read about some of the risks involved in investing in securities in the section of this pricing supplement called “Risk Factors.”  The tax and accounting treatment of investments in equity-linked notes such as the securities may differ from that of investments in ordinary debt securities or common stock.  See the section of this pricing supplement called “Description of Securities—United States Federal Taxation.”  We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the securities.

How to reach us	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

HYPOTHETICAL PAYOUTS ON THE SECURITIES

The following examples illustrate the payout on the securities for a range of hypothetical closing prices on each of the seven determination dates, taking into account whether or not the trading price of the underlying shares decreased to or below the trigger price during the observation period.

These examples are based on the following hypothetical terms:

•	initial share price: $22

•	trigger price for the underlying shares: $14.30, which is 65% of the initial share price

•	early redemption payment:

º	$11.30 if early redemption occurs in September 2009

º	$11.625 if early redemption occurs in December 2009

º	$11.95 if early redemption occurs in March 2010

º	$12.275 if early redemption occurs in June 2010

º	$12.60 if early redemption occurs in September 2010

º	$12.925 if early redemption occurs in December 2010

•	payment at maturity if the final share price is greater than the initial share price: $13.25

•	stated principal amount (per security): $10

In Examples 1 through 6, the price of the underlying shares fluctuates over the term of the securities and the underlying shares close above the initial share price of $22 on one of the first six determination dates.  However, each example produces a different early redemption payment because the closing prices exceed the initial share price on different determination dates.  Because the closing price exceeds the initial share price on one of the first six determination dates, the securities are automatically redeemed as of the corresponding determination date.  Examples 2, 5 and 6 illustrate that the decline of the trading price to or below the trigger price on a random observation date does not affect the payout if the securities are automatically redeemed on one of the first six determination dates.

Determination Date	Example 1		Example 2		Example 3		Example 4		Example 5		Example 6
	Hypothetical Closing Price	Payout	Hypothetical Closing Price	Payout	Hypothetical Closing Price	Payout	Hypothetical Closing Price	Payout	Hypothetical Closing Price	Payout	Hypothetical Closing Price	Payout
#1	$23	$11.30	$21	—	$20	—	$21	—	$22	—	$22	—
#2	—	—	$24	$11.625	$19	—	$20	—	$20	—	$20	—
#3	—	—	—	—	$23	$11.95	$19	—	$21	—	$21	—
#4	—	—	—	—	—	—	$25	$12.275	$20	—	$20	—
#5	—	—	—	—	—	—	—	—	$23	$12.60	$19	—
#6	—	—	—	—	—	—	—	—	—	—	$24	$12.925
Final determination date	—	—	—	—	—	—	—	—	—	—	—	—
Has the trading price decreased to or below the trigger price at any time during the observation period?	NO		YES		NO		NO		YES		YES
Total Payout:	$11.30 in September 2009		$11.625 in December 2009		$11.95 in March 2010		$12.275 in June 2010		$12.60 in September 2010		$12.925 in December 2010

In each of Examples 7, 8 and 9, the closing price on the first through sixth determination dates is less than or equal to the initial share price, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.

Determination Date	Example 7		Example 8		Example 9
	Hypothetical Closing Price	Payout	Hypothetical Closing Price	Payout	Hypothetical Closing Price	Payout
#1	$21	—	$21	—	$21	—
#2	$19	—	$19	—	$19	—
#3	$17	—	$17	—	$17	—
#4	$20	—	$20	—	$20	—
#5	$22	—	$22	—	$22	—
#6	$21	—	$21	—	$21	—
Final determination date	$30.80	$13.25	$20.90	$10	$17.60	$8.00
Has the trading price decreased to or below the trigger price at any time during the observation period?	YES		NO		YES
Total Payout:	$13.25 at maturity		$10 at maturity		$8.00 at maturity

•
In Example 7, on the final determination date, the closing price has increased 40% above the initial share price to $30.80, and the payment at maturity equals $13.25 per security, representing a 32.5% return on your investment.  Even though the trading price decreased below the trigger price during the observation period, the payment at maturity is unaffected because the closing price on the final determination date exceeds the initial share price.  The return on your investment would be less than the 40% return you would receive on a comparable investment linked to the simple return on the underlying shares.

•
In Example 8, on the final determination date, the closing price has decreased 5% below the initial share price to $20.90.  However, because the trading price has not decreased to or below the trigger price of $14.30 at any time during the observation period, the payment at maturity equals $10 per security, an amount equal to the stated principal amount.

•
In Example 9, on the final determination date, the closing price has decreased to $17.60, which is 20% below the initial share price.  Because the trading price has decreased to or below the trigger price during the observation period, the payment at maturity equals the $10 stated principal amount times a share performance factor of 0.8, which results in a payment at maturity of $8.00 per security, an amount representing a loss of 20% of the $10 stated principal amount.

RISK FACTORS

The securities are not secured debt, are riskier than ordinary debt securities and, unlike ordinary debt securities, do not pay interest or guarantee any return of principal at maturity. Investing in the securities is not equivalent to investing directly in the underlying shares or the share underlying index or its component stocks. This section describes the most significant risks relating to the securities.  You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them.

The securities do not pay interest or guarantee return of principal
The terms of the securities differ from those of ordinary debt securities in that we will not pay you interest on the securities or guarantee you the principal amount of the securities at maturity.  Instead, if the securities have not previously been automatically redeemed, at maturity you will receive for each $10 stated principal amount of securities that you hold an amount in cash based on the price of the underlying shares as follows:

•  Only if the final share price is greater than the initial share price will you receive an amount in cash greater than the stated principal amount at maturity. The payment would be $13.00 to $13.50, to be determined on the pricing date.

•  If the final share price is less than or equal to the initial share price but the trading price of the underlying shares has not decreased to or below the trigger price at any time during the observation period, you will receive the $10 stated principal amount per security.  The payment of only the $10 stated principal amount at maturity will not compensate you for the effects of inflation and other factors relating to the value of money over time.

•  If the final share price is less than or equal to the initial share price and if the trading price of the underlying shares has decreased to or below the trigger price at any time during the observation period, you will receive an amount in cash that is less than the $10 stated principal amount of each security by an amount proportionate to the decrease in the price of the underlying shares.  In such case, you may suffer a loss of a significant amount, or even all, of your investment in the securities.

See “Hypothetical Payouts on the Securities” on PS-7.

For purposes of determining whether the closing price on any determination date is greater than the initial share price and whether the trading price of the underlying shares has decreased to or below the trigger price at any time during the observation period, the closing price and the trading price will be adjusted by the adjustment factor.

Your appreciation potential is limited; securities subject to early redemption
The appreciation potential of the securities is limited by the automatic early redemption feature of the securities and by the maximum payment at maturity regardless of any greater positive performance of the underlying shares.  If the securities are redeemed, you may not be able to reinvest at comparable terms or returns.  In addition, the early redemption feature may limit the term of your investment to as short as one year.

The securities will not be listed
The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  MS & Co. currently intends to act as a market maker for the securities but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the securities easily.  Because we do not expect that other market makers to participate in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the securities. Because it is not possible to predict whether the market for the securities will be liquid or illiquid, you should be willing to hold your securities to maturity.

Market price of the securities may be influenced by many unpredictable factors
Several factors, some of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market.  We expect that generally the trading price of the underlying shares on any day will affect the value of the securities more than any other single factor.  However, because the payout on the securities is only directly correlated to the prices of the underlying shares in certain circumstances, the securities will trade differently from the underlying shares.  Other factors that may influence the value of the securities include:

• the volatility (frequency and magnitude of changes in price) of the underlying shares;

•  the dividend rate paid on the stocks included in the share underlying index (dividend payments on such stocks may influence the value of such stocks and the level of the share underlying index, and therefore the value of the securities);

• whether the trading price has been at or below the trigger price at any time during the observation period;

• interest and yield rates in the market;

•  geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the securities underlying the share underlying index or stock markets generally and that may affect the final share price;

• the time remaining until the next determination date(s) and the maturity of the securities;

• the occurrence of certain events affecting the underlying shares that may or may not require an adjustment to the adjustment factor;

• the composition of the share underlying index and changes in the constituent stocks of the share underlying index; and

• our creditworthiness.

Some or all of these factors will influence the price you will receive if you sell your securities prior to maturity.  For example, you may have to sell your securities at a substantial loss if on that date the trading price of the underlying shares is at or below the initial share price, especially if at any time during the observation period the trading price of the underlying shares has fallen to or below the trigger price.

You cannot predict the future performance of the underlying shares based on their historical performance.  The price of the underlying shares may decrease so that you will receive for each security you hold at maturity a payment that is less than the stated principal amount of the securities by an amount proportionate to the decrease in the price of the underlying shares.  There can be no assurance that the price of the underlying shares will have increased on any determination date so that you will receive at maturity or on any earlier redemption date an amount that is greater than the principal amount of your investment.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase securities in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the securities, as well as the projected profit included in the cost of hedging our obligations under the securities.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying shares
MS & Co., as calculation agent, will adjust the amount payable at maturity for certain events affecting the underlying shares.  However, the calculation agent will not make an adjustment for every event that could affect the underlying shares.  If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the securities may be materially and adversely affected.

The Financial Select Sector SPDR Fund is concentrated in the financial services sector
All or substantially all of the equity securities held by the Financial Select Sector SPDR Fund are issued by companies whose primary business is directly associated with the financial services sector, including the following sub-sectors: banking, mortgage finance, consumer finance, specialized finance, investment banking and brokerage, asset management and custody, corporate lending, insurance and financial investment, and real estate.  Because the value of the securities is linked to the performance of the underlying shares, an investment in the securities will be concentrated in the financial services sector.

Financial services companies are subject to specific and substantial risks, including, without limitation, significant competition and extensive current and potentially changing government regulation, which may limit both the amounts and types of loans and other financial commitments they can make, the businesses they can enter and the interest rates and fees they can charge.  The ability of companies in the financial services sector to generate profits is largely dependent on the availability and cost of capital funds, which may fluctuate significantly when interest rates or company credit ratings change.  Recent substantial losses related to the financial difficulties of borrowers involved in “sub-prime” lending practices and other recent developments in the credit market have and will likely continue to cause substantial volatility in the financial services sector.  The stock prices of financial institutions, especially those engaged in investment banking, brokerage and banking businesses, have historically been unpredictable, with significant stock price fluctuations in response to reported trading losses in proprietary trading businesses, actual or perceived problems related to risk management systems, the amount of total leverage, liquidity of assets or capital resources, the strength of the mergers and acquisitions and capital markets businesses and general economic conditions, among other factors.  Insurance companies, which are the issuers of some of the equity securities held by the Financial Select Sector SPDR Fund, have been and may continue to be subject to severe price competition.   As a result, the value of the securities may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting the financial services sector or one of the sub-sectors of the financial services sector than a different investment linked to securities of a more broadly diversified group of issuers.

The underlying shares and the share underlying index are different
The performance of the underlying shares may not exactly replicate the performance of the Financial Select Sector Index because the Financial Select Sector SPDR Fund will reflect transaction costs and fees that are not included in the calculation of the Financial Select Sector Index.  It is also possible that the Financial Select Sector SPDR Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the Financial Select Sector Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund or due to other circumstances.  SSgA Funds Management, Inc., which we refer to as SSgA, may invest up to 5% of the Financial Select Sector SPDR Fund’s assets in convertible securities, structured notes, options and futures contracts and money market instruments.  The Financial Select Sector SPDR Fund may use options and futures contracts, convertible securities and structured notes in seeking performance that corresponds to the Financial Select Sector Index and in managing cash flows.

Adjustments to the underlying shares or to the share underlying index could adversely affect the value of the securities
SSgA is the investment adviser to the Financial Select Sector SPDR Fund, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Financial Select Sector Index.  The stocks included in the Financial Select Sector Index are selected by Merrill Lynch, Pierce, Fenner & Smith Incorporated, which we refer to as Merrill Lynch, acting as index compilation agent in consultation with Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc. which we refer to as S&P, from the universe of companies represented by the S&P 500 Index.  The Financial Select Sector Index is calculated and disseminated by the American Stock Exchange.  Merrill Lynch, in consultation with S&P, can add, delete or substitute the stocks underlying the Financial Select Sector Index that could change the value of the Financial Select Sector Index.  Pursuant to its investment strategy or otherwise, SSgA may add, delete or substitute the stocks composing the Financial Select Sector SPDR Fund.  Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the securities.

You have no shareholder rights
Investing in the securities is not equivalent to investing directly in the underlying shares or the share underlying index or its component stocks.  As an investor in the securities, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that underlie the share underlying index.

The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests
The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests as an investor in the securities.

As calculation agent, MS & Co. will determine the closing price, the trading price of the underlying shares for purposes of determining whether the trigger price has been reached, whether the closing price on any of the first six determination dates exceeds the initial share price and therefore, whether the securities will be redeemed following such determination date, whether a market disruption event has occurred, whether to make any adjustments to the adjustment factor for certain events affecting the underlying shares, and the payment that you will receive at maturity.  Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or nonoccurrence of market disruption events, may affect the payout to you at maturity.  See the sections of this pricing supplement called “Description of Securities—Market Disruption Event” and “—Antidilution Adjustments.”

The original issue price of the securities includes the agent’s commissions and certain costs of hedging our obligations under the securities.  The subsidiaries through which we hedge our obligations under the securities expect to make a profit.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected.

Hedging and trading activity by MS & Co. and its affiliates could potentially adversely affect the price of the securities
MS & Co. and other affiliates of ours will carry out hedging activities related to the securities (and possibly to other instruments linked to the Financial Select Sector SPDR Fund or its component stocks), including trading in the underlying shares, in futures and options contracts on the underlying shares as well as in other instruments related to the underlying shares.  MS & Co. and some of our other subsidiaries also trade the underlying shares, stocks underlying the Financial Select Sector Index and other financial instruments related to the underlying shares on a regular basis as part of their general broker-dealer, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could affect the price of the underlying shares and, as a result, could increase the price above which the underlying shares must close on the determination dates for the securities to be automatically redeemed prior to maturity or for you to receive a payment at maturity that exceeds the stated principal amount of the securities.  Additionally, such hedging or trading activities during the term of the securities could potentially affect the prices of the underlying shares on the determination dates and, accordingly, whether we redeem the securities and the amount of cash you will receive at maturity.

Although the U.S. federal income tax consequences of an investment in the securities are uncertain, each security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes

Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences an investment in the securities supersede the discussions contained in the accompanying prospectus supplement.  Subject to the discussion under “United States Federal Taxation” in this pricing supplement, each security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization or treatment for the securities, the timing and character of income on the securities might differ significantly.  For example, the securities could be recharacterized, for U.S. federal income tax purposes, as debt instruments and U.S. Holders could be required to accrue original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income.  The risk that a buffered security would be recharacterized, for U.S. federal income tax purposes, as a debt instrument, rather than as an open transaction, is higher than with other non-principal protected equity-linked securities.  We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.  Please read carefully the discussion under “United States Federal Taxation” in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments; it is not clear whether instruments such as the securities would be viewed as similar to the prepaid forward contracts described in the notice. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-

traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

You should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the securities as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF SECURITIES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “Security” refers to each $10 stated principal amount of our Auto-Callable Securities due March 7, 2011 Based on the Price of Shares of the Financial Select Sector SPDR Fund, which we refer to as the Underlying Shares.  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$

Pricing Date	August , 2008

Original Issue Date (Settlement Date)	August , 2008

Maturity Date	March 7, 2011, subject to extension in the event of a Market Disruption Event on the final Determination Date.

If, due to a Market Disruption Event or otherwise, the final Determination Date is postponed so that it falls less than two scheduled Trading Days prior to the scheduled Maturity Date, the Maturity Date will be the second scheduled Trading Day following that final Determination Date as postponed.  See “—Determination Dates” below.

Interest Rate	None

Specified Currency	U.S. dollars

Stated Principal Amount	$10 per Security

Original Issue Price
$10 per Security, provided that the price to public for the purchase by any single investor of between $1,000,000 and $2,999,999 principal amount of Securities will be $9.9625 per Security; for the purchase by any single investor of between $3,000,000 and $4,999,999 principal amount of Securities will be $9.94375 per Security; and for the purchase by any single investor of $5,000,000 or more principal amount of Securities will be $9.925 per Security.

Underlying Shares	Shares of the Financial Select Sector SPDR Fund

Share Underlying Index	The Financial Select Sector Index

Index Publisher	The American Stock Exchange and Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc. or any successor thereof.

CUSIP Number	617480686

Denominations	$10 and integral multiples thereof

Early Redemption
If the Determination Closing Price on any of the first six Determination Dates is greater than the Initial Share Price, we will redeem all of  the Securities on the third Business Day following such Determination Date (in each case, the “Early Redemption Date”) for the Early Redemption Payment.

If, due to a Market Disruption Event or otherwise, any of the first six Determination Dates is postponed so that it falls less than two scheduled Trading Days prior to the applicable scheduled Early Redemption Date, the Early Redemption Date will be the second scheduled Trading Day following that Determination Date as postponed.  See “—Determination Dates” below.

In the event that the Securities are subject to Early Redemption, we shall, or shall cause the Calculation Agent to, (i) on the Business Day following the applicable Determination Date, give notice of the Early Redemption of the Securities and the applicable Early Redemption Payment, including specifying the payment date of the applicable amount due upon the Early Redemption, to the Trustee and to The Depository Trust Company, which we refer to as DTC, and (ii) deliver the aggregate cash amount due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on or prior to the Early Redemption Date.  See “—Book-Entry Note or Certificated Note” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Early Redemption Payment	The Early Redemption Payment will equal:

• $11.20 to $11.40 (corresponding to 112% to 114% of the Stated Principal Amount, as determined on the Pricing Date) if Early Redemption occurs in September 2009,

• $11.50 to $11.75 (corresponding to 115% to 117.5% of the Stated Principal Amount, as determined on the Pricing Date) if Early Redemption occurs in December 2009,

• $11.80 to $12.10 (corresponding to 118% to 121% of the Stated Principal Amount, as determined on the Pricing Date) if Early Redemption occurs in March 2010,

• $12.10 to $12.45 (corresponding to 121% to 124.5% of the Stated Principal Amount, as determined on the Pricing Date) if Early Redemption occurs in June 2010,

• $12.40 to $12.80 (corresponding to 124% to 128% of the Stated Principal Amount, as determined on the Pricing Date) if Early Redemption occurs in September 2010, or

• $12.70 to $13.15 (corresponding to 127% to 131.5% of the Stated Principal Amount, as determined on the Pricing Date) if Early Redemption occurs in December 2010.

Payment at Maturity	Unless the Securities have been previously automatically redeemed, you will receive for each $10 Stated Principal Amount of Securities that you hold a Payment at Maturity equal to:

• $13.00 to $13.50 (corresponding to 130% to 135% of the Stated Principal Amount, as determined on the Pricing Date), if the Final Share Price is greater than the Initial Share Price, or

•          the $10 Stated Principal Amount, if the Final Share Price is less than or equal to the Initial Share Price but the Trading Price has not decreased to or below the Trigger Price at any time during the Observation Period, or

•          $10 times the Share Performance Factor, if the Final Share Price is less than or equal to the Initial Share Price and the Trading Price has decreased to or below the Trigger Price at any time during the Observation Period.  This payment will be less than the $10 Stated Principal Amount.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to DTC of the amount of cash to be delivered with respect to the $10 Stated Principal Amount of each Security on or prior to 10:30 a.m. on the Trading Day preceding the Maturity Date (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the Maturity Date), and (ii) deliver the aggregate cash amount due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on or prior to the Maturity Date.  We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  See “—Book-Entry Note or Certificated Note” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Initial Share Price	, the Closing Price on the Pricing Date, as determined by the Calculation Agent.

Final Share Price	The product of (i) the Closing Price and (ii) the Adjustment Factor, each as determined by the Calculation Agent on the final Determination Date.

Share Performance Factor	The Share Performance Factor equals the Final Share Price divided by the Initial Share Price, as described by the following formula:

Share Performance Factor	=	Final Share Price
Initial Share Price

Trigger Price	, which is 65% of the Initial Share Price.

Determination Closing Price	The product of (i) the Closing Price and (ii) the Adjustment Factor, each as determined by the Calculation Agent on any Determination Date prior to the final Determination Date.

Closing Price
Subject to the provisions set out under “Discontinuance of the Underlying Shares and/or Share Underlying Index; Alteration of Method of Calculation” below, the Closing Price for the Underlying Shares on any Trading Day means:

(i)    if the Underlying Shares are listed or admitted to trading on a national securities exchange (other than The NASDAQ Stock Market LLC (the “NASDAQ”)), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which the Underlying Shares (or any such other security) are listed or admitted to trading,

(ii) if the Underlying Shares are securities of the NASDAQ, the official closing price published by the NASDAQ on such day, or

(iii)  if the Underlying Shares are not listed or admitted to trading on any national securities exchange but are included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If the Underlying Shares are listed or admitted to trading on any national securities exchange but the last reported sale price or the official closing price published by the NASDAQ, as applicable, is not available pursuant to the preceding sentence, then the Closing Price for one Underlying Share on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the NASDAQ or the OTC Bulletin Board on such day. The term OTC Bulletin Board Service will include any successor service thereto. See “Discontinuance of the Underlying Shares and/or Share Underlying Index; Alteration of Method of Calculation” below.

Trading Price	The product of (i) the Intraday Price and (ii) the Adjustment Factor, each as determined by the Calculation Agent at any time on any day.

Intraday Price
Subject to the provisions set out under “—Discontinuance of the Underlying Shares and/or Share Underlying Index; Alteration of Method of Calculation” below, the Intraday Price for the Underlying Shares at any time on any Trading Day means:

(i)    if the Underlying Shares are listed or admitted to trading on a national securities exchange (other than the NASDAQ), the most recently reported sale price, regular way, at such time during the principal trading session on such day on the principal national securities exchange registered under the Exchange Act, on which the Underlying Shares are listed or admitted to trading,

(ii) if the Underlying Shares are securities of the NASDAQ, the most recently reported sale price, regular way, at such time during the principal trading session on such day quoted by the NASDAQ, or

(iii)  if the Underlying Shares are not listed or admitted to trading on any national securities exchange but are included in the OTC Bulletin Board operated by FINRA, the most recently reported sale price at such time during the principal trading session on the OTC Bulletin Board on such day.

See “—Discontinuance of the Underlying Shares and/or MSCI EAFE Index; Alteration of Method of Calculation” below.

Adjustment Factor	1.0, subject to adjustment in the event of certain events affecting the Underlying Shares. See “—Antidilution Adjustments” below.

Observation Period
The Observation Period is the period of regular trading hours on each Trading Day during the period from but excluding the Pricing Date to and including the final Determination Date; subject to adjustment for non-Trading Days or a Market Disruption Event as described in “—Determination Dates” below.

Determination Dates
September 2, 2009, December 2, 2009, March 2, 2010, June 2, 2010, September 2, 2010, December 2, 2010 and March 2, 2011, subject to adjustment for non-Trading Days or Market Disruption Events as described in the following paragraph.

If any Determination Date is not a Trading Day or if there is a Market Disruption Event on such day, such Determination Date shall be the next succeeding Trading Day on which there is no Market Disruption Event; provided that if a Market Disruption Event has occurred on each of the five consecutive Trading Days immediately succeeding such scheduled Determination Date, then (i) such fifth succeeding Trading Day will be deemed to be the relevant Determination Date notwithstanding the occurrence of a Market Disruption Event on such day and (ii) with respect to any such fifth Trading Day on which a Market Disruption Event occurs, the Calculation Agent will determine the Closing Price on such fifth Trading Day as the mean, as determined by the Calculation Agent, of the bid prices for the Underlying Shares for such date obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent.  Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained.  If no bid prices are provided from any third-party dealers, the Closing Price shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

Business Day	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

Relevant Exchange	The primary exchange(s) or market(s) of trading for any security then included in the Financial Selector Sector Index or any Successor Index (as described below).

Trading Day
A day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange LLC (“NYSE”), American Stock Exchange LLC, the NASDAQ, the Chicago Mercantile Exchange Inc. and the Chicago Board Options Exchange, Incorporated and in the over-the-counter market for equity securities in the United States.

Book-Entry Note or Certificated Note
Book-Entry.  The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the Securities.  Your beneficial interest in the Securities will be evidenced solely by entries on the books of the Securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC’s procedures.  For more information regarding DTC and book-entry notes, please read “Forms of Securities—The Depositary” and “Form of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Note or Subordinated Note	Senior

Trustee	The Bank of New York Mellon, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank))

Agent	Morgan Stanley & Co. Incorporated (“MS & Co.”)

Calculation Agent	MS & Co.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

All dollar amounts related to determination of the amount of cash payable per Security will be made by the Calculation Agent and will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upwards (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Trading Price, the Determination Closing Price, the Final Share Price, any adjustment to the Adjustment Factor for certain events affecting the Underlying Shares or whether a Market Disruption Event has occurred.  See “—Determination Dates” above and “—Antidilution Adjustments” and “—Market Disruption Event” below.  MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event	Market Disruption Event means, with respect to the Underlying Shares:

(i)  the occurrence or existence of a suspension, absence or material limitation of trading of the Underlying Shares on the Relevant Exchange for the Underlying Shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the Relevant Exchange for the Underlying Shares as a result of which the reported trading prices for the Underlying Shares during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to the Underlying Shares, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; or

(ii)  the occurrence or existence of a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the value of the Share Underlying Index on the Relevant Exchange(s) for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange(s), in each case as determined by the Calculation Agent in its sole discretion; or

(iii)  the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts related to the Share Underlying Index or the Underlying Shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion; and

(iv)  a determination by the Calculation Agent in its sole discretion that any event described in clauses (i), (ii) or (iii) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Securities.

For purposes of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Share Underlying Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Share Underlying Index shall be based on a comparison of (x) the portion of the level of the Share

Underlying Index attributable to that security relative to (y) the overall level of the Share Underlying Index, in each case immediately before that suspension or limitation.

For purposes of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the primary market, (2) a decision to permanently discontinue trading in the relevant futures or options contract will not constitute a Market Disruption Event, (3) a suspension of trading in futures or options contracts on the Share Underlying Index or the Underlying Shares by the primary securities market trading in such contracts by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Share Underlying Index or the Underlying Shares and (4) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary securities market on which futures or options contracts related to the Share Underlying Index or the Underlying Shares are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Alternate Exchange Calculation
in Case of an Event of Default
In case an event of default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable per Security upon any acceleration of the Securities shall be determined by the Calculation Agent and shall be an amount in cash equal to the Payment at Maturity calculated as if the date of acceleration were the final Determination Date; provided, that if the product of the Closing Price and the Adjustment Factor, each as determined on the date of acceleration, is greater than the Initial Share Price, the amount declared due and payable per Security shall be an amount calculated as if the date of acceleration were the next succeeding Determination Date.

If the maturity of the Securities is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the cash amount due with respect to the Securities as promptly as possible and in no event later than two Business Days after the date of acceleration.

Discontinuance of the Underlying Shares and/or Share Underlying Index;
Alteration of Method of Calculation
If the Financial Select Sector SPDR Fund is liquidated or otherwise terminated (a “Liquidation Event”), the Intraday Price at any time on any Trading Day and Closing Price on any Trading Day following the Liquidation Event will be determined by the Calculation Agent and will be deemed to equal the product of (i) (a) the value of the Share Underlying Index (or any Successor

Index, as described below) at such time on such Trading Day, in the case of the Intraday Price, or (b) the closing value of the Share Underlying Index (or any successor index, as described below) on such Trading Day, in the case of the Closing Price, (in each case, taking into account any material changes in the method of calculating the Share Underlying Index following such Liquidation Event) times (ii) a fraction, the numerator of which is the Closing Price and the denominator of which is the closing value of the Share Underlying Index (or any Successor Index, as described below), each determined as of the last day prior to the occurrence of the Liquidation Event on which a Closing Price of the Underlying Shares was available.

If the Index Publisher discontinues publication of the Share Underlying Index and the Index Publisher or another entity (including MS & Co.) publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued Share Underlying Index (such index being referred to herein as a “Successor Index”), then any subsequent Intraday Price at any time on any Trading Day, or Closing Price on any Trading Day, following a Liquidation Event will be determined by reference to (a) the published value of such Successor Index at such time on such Trading Day, in the case of the Intraday Price, or (b) the published value of such Successor Index at the regular weekday close of trading on such Trading Day, in the case of the Closing Price.

Upon any selection by the Calculation Agent of a successor index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the Securities, within three Trading Days of such selection.  We expect that such notice will be passed on to you, as a beneficial owner of the Securities, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If the Index Publisher discontinues publication of the Share Underlying Index prior to, and such discontinuance is continuing on, any Determination Date or any Trading Day on which determination must be made as to whether the Trading Price has decreased to or below the Trigger Price and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Closing Price for such date.  Following any such determination, the Calculation Agent will not compute the Intraday Price on any Trading Day and will instead rely on the Closing Price as computed by the Calculation Agent for the purpose of determining whether the price of the Underlying Shares decreases to or below the Trigger Price at any time during the Observation Period.  The Closing Price will be computed by the Calculation Agent in accordance with the formula for calculating the Share Underlying Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently composing the Share Underlying Index without any rebalancing or substitution of such securities following such discontinuance.  Notwithstanding these alternative arrangements, discontinuance of the publication of the Share Underlying Index may adversely affect the value of the Securities.

Antidilution Adjustments
If the Underlying Shares are subject to a stock split or reverse stock split, then once such split has become effective, the Adjustment Factor will be adjusted to equal the product of the prior Adjustment Factor and the number of shares issued in such stock split or reverse stock split with respect to one Underlying Share.  No such adjustment to the Adjustment Factor will be required unless such adjustment would require a change of at least 0.1% in the Adjustment Factor then in effect.  Any number so adjusted will be rounded to the nearest one hundred-thousandth with five one-millionths being rounded upward.

The Financial Select Sector SPDR Fund
The Financial Select Sector SPDR Fund is an exchange-traded fund managed by the Select Sector SPDR Trust (the “Trust”), a registered investment company.  The Trust consists of nine separate investment portfolios, including the Financial Select Sector SPDR Fund.  This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Financial Select Sector Index.  It is possible that this fund may not fully replicate the performance of the Financial Select Sector Index due to the temporary unavailability of certain securities in the secondary market or due to other extraordinary circumstances. Information provided to or filed with the Securities and Exchange Commission (the “Commission”) by the Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-57791 and 811-08837, respectively, through the Commission’s website at http://www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

This pricing supplement relates only to the Securities offered hereby and does not relate to the Underlying Shares.  We have derived all disclosures contained in this pricing supplement regarding the Trust from the publicly available documents described in the preceding paragraph.  In connection with the offering of the Securities, neither we nor the Agent have participated in the preparation of such documents or made any due diligence inquiry with respect to the Trust.  Neither we nor the Agent makes any representation that such publicly available documents or any other publicly available information regarding the Trust is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that could affect the trading price of the Underlying Shares (and therefore the price of the Underlying Shares at the time we price the Securities) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Trust could affect the value received at maturity with respect to the Securities and therefore the trading prices of the Securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying shares.

We and/or our affiliates may presently or from time to time engage in business with the Trust.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to the Trust, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the Underlying Shares.  The statements in the preceding two sentences are not intended to affect the rights of investors in the Securities under the securities laws.  As a prospective purchaser of the Securities, you should undertake an independent investigation of the Trust as in your judgment is appropriate to make an informed decision with respect to an investment in the Underlying Shares.

“Standard & Poor’s®”, “S&P®”, “S&P 500®”, “SPDR®”, “Select Sector SPDR” and “Select Sector SPDRs” are trademarks of The McGraw-Hill Companies, Inc. (“MGH”).  The Securities are not sponsored, endorsed, sold, or promoted by MGH or the Trust.  MGH and the Trust make no representations or warranties to the owners of the Securities or any member of the public regarding the advisability of investing in the Securities.  MGH and the Trust have no obligation or liability in connection with the operation, marketing, trading or sale of the Securities.

The Financial Select Sector Index
We have derived all information contained in this pricing supplement regarding the Financial Select Sector Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.  The stocks included in each Select Sector Index, including the Financial Select Sector Index, are selected by Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) acting as Index Compilation Agent in consultation with S&P from the universe of companies represented by the S&P 500 Index.  The AMEX acts as index calculation agent in connection with the calculation and dissemination of each Select Sector Index, including the Financial Select Sector Index.

The Financial Select Sector Index, which is one of the nine Select Sector sub-indices of the S&P 500 Index, is intended to give investors an efficient, modified market capitalization-based way to track the movements of certain public companies that represent the financial sector of the S&P 500 Index.  As of July 22, 2008, the Financial Select Sector Index represented approximately 15.53% of the S&P 500 Index based on market capitalization of the stocks and included 88 component stocks in the following industries: commercial banks, capital markets; diversified financial services, insurance and real estate.

Each Select Sector Index was developed and is maintained in accordance with the following criteria:

Each of the component stocks in a Select Sector Index (the “Component Stocks”) is a constituent company of the S&P 500 Index.

The nine Select Sector Indexes together will include all of the companies represented in the S&P 500 Index and each of the stocks in the S&P 500 Index will be allocated to one and only one of the Select Sector Indices.

Merrill Lynch, acting as the Index Compilation Agent, assigns each constituent stock of the S&P 500 Index to a Select Sector Index.  The Index Compilation Agent, after consultation with S&P, assigns a company’s stock to a particular Select Sector Index on the basis of such company’s sales and earnings composition and the sensitivity of the company’s stock price and business results to the common factors that affect other companies in each Select Sector Index. S&P has sole control over the removal of stocks from the S&P 500 Index and the selection of replacement stocks to be added to the S&P 500 Index. However, S&P plays only a consulting role in the Select Sector Index assignment of the S&P 500 Index component stocks, which is the sole responsibility of the Index Compilation Agent.

Each Select Sector Index is calculated by the American Stock Exchange Index Services Group (“ISG”) using a modified “market capitalization” methodology. This design ensures that each of the component stocks within a Select Sector Index is represented in a proportion consistent with its percentage with respect to the total market capitalization of such Select Sector Index. Under certain conditions, however, the number of shares of a component stock within the Select Sector Index may be adjusted to conform to Internal Revenue Code requirements.

Each Select Sector Index is calculated using the same methodology utilized by S&P in calculating the S&P 500 Index, using a base-weighted aggregate methodology.  See “—The S&P 500 Index Methodology” below.  The daily calculation of each Select Sector Index is computed by dividing the total market value of the companies in the Select Sector Index by a number called the index divisor.

The Index Compilation Agent at any time may determine that a Component Stock which has been assigned to one Select Sector Index has undergone such a transformation in the composition of its business that it should be removed from that Select Sector Index and assigned to a different Select Sector Index. In the event that the Index Compilation Agent notifies ISG that a Component Stock’s Select Sector Index assignment should be changed, the AMEX will disseminate notice of the change following its standard procedure for announcing index changes and will implement the change in the affected Select Sector Indexes on a date no less than one week after the initial dissemination of information on the sector change to the maximum extent practicable. It is not anticipated that Component Stocks will change sectors frequently.

Component Stocks removed from and added to the S&P 500 Index will be deleted from and added to the appropriate Select Sector Index on the same schedule used by S&P for additions and deletions from the S&P 500 Index insofar as practicable.

The S&P 500 Index Methodology

The S&P 500 Index is intended to provide a performance benchmark for the U.S. equity markets.  The calculation of the value of the S&P 500 Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the “Component Stocks”) as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.  The “Market Value” of any Component Stock is the product of the market price per share and the number of the then outstanding shares of such Component Stock.  The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange.  S&P chooses companies for inclusion in the S&P 500 Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market.  S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 Index to achieve the objectives stated above.  Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely-held and the Market Value and trading activity of the common stock of that company.

The S&P 500 Index has adopted a float adjustment methodology so that the S&P 500 Index reflects only those shares that are generally available to investors in the market rather than all of a company’s outstanding shares.  The float adjustment methodology excludes shares that are closely held by other publicly traded companies, venture capital firms, private equity firms, strategic partners or leveraged buyout groups; government entities; or other control groups, such as a company’s own current or former officers, board members, founders, employee stock ownership plans or other investment vehicles controlled by the company or such other persons.

The S&P 500 Index is calculated using a base-weighted aggregate methodology: the level of the Index reflects the total Market Value of all 500 Component Stocks relative to the Index’s base period of 1941-43 (the “Base Period”).

An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The actual total Market Value of the Component Stocks during the Base Period has been set equal to an indexed value of 10.  This is often indicated by the notation 1941-43=10.  In practice, the daily calculation of the Index is computed by dividing the total Market Value of the Component Stocks by a number called the “Index Divisor.”  By itself, the Index Divisor is an arbitrary number.  However, in the context of the calculation of the S&P 500 Index, it is the only link to the original base period value of the S&P 500 Index.  The Index Divisor keeps the S&P 500 Index comparable over time and is the manipulation point for all adjustments to the S&P 500 Index (“Index Maintenance”).

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

To prevent the value of the S&P 500 Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 500 Index require an Index Divisor adjustment.  By adjusting the Index Divisor for the change in total Market Value, the value of the Index remains constant.  This helps maintain the value of the S&P 500 Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500 Index does not reflect the corporate actions of individual companies in the Index.  All Index Divisor adjustments are made after the close of trading and after the calculation of the closing value of the S&P 500 Index.  Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500 Index and do not require Index Divisor adjustments.

The table below summarizes the types of Index maintenance adjustments and indicates whether or not an Index Divisor adjustment is required.

Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required
Stock split (i.e., 2-for-1)	Shares Outstanding multiplied by 2; Stock Price divided by 2	No

Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required
Share issuance (i.e., change ≥ 5%)	Shares Outstanding plus newly issued Shares	Yes

Share repurchase (i.e., change ≥ 5%)	Shares Outstanding minus Repurchased Shares	Yes

Special cash dividends	Share Price minus Special Dividend	Yes

Company Change	Add new company Market Value minus old company Market Value	Yes

Rights Offering	Price of parent company minus	Yes
Price of Rights Right Ratio

Spin-Off	Price of parent company minus	Yes
Price of Spinoff Co. Share Exchange Ratio

Stock splits and stock dividends do not affect the Index Divisor of the S&P 500 Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the Component Stock.  All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

Each of the corporate events exemplified in the table requiring an adjustment to the Index Divisor has the effect of altering the Market Value of the Component Stock and consequently of altering the aggregate Market Value of the Component Stocks (the “Post-Event Aggregate Market Value”).  In order that the level of the S&P 500 Index (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected Component Stock, a new Index Divisor (“New Divisor”) is derived as follows:

Post-Event Aggregate Market Value	=	Pre-Event Index Value
New Divisor

New Divisor	=	Post-Event Market Value
Pre-Event Index Value

A large part of the Index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500 Index companies.  Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500 Index are updated as required by any changes in the number of shares outstanding.  After the totals are updated, the Index Divisor is adjusted to compensate for the net change in the total Market Value of the S&P 500 Index.  In addition, any changes over 5% in the current common shares outstanding for the S&P 500 Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the Index Divisor.

In this pricing supplement, unless the context requires otherwise, references to the Index will include any successor index and references to S&P will include any successor to S&P.

Historical Information
The following table sets forth the published high and low Closing Prices, as well as end-of-quarter Closing Prices, of the Underlying Shares for each quarter in the period from January 1, 2003 through July 22, 2008.  The Closing Price on July 22, 2008 was $22.49.  The graph following the table sets forth the historical performance of the Underlying Shares for the period from January 1, 2003 through July 22, 2008.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.

The historical prices of the Underlying Shares should not be taken as an indication of future performance, and no assurance can be given as to the price of the Underlying Shares on the Determination Dates or at any time during the Observation Period.

The Trading Price may decrease to or below the Trigger Price at any time during the Observation Period and the Underlying Shares may close on the Final Determination Date below the Trigger Price so that the Payment at Maturity will be less, and possibly significantly less, than the Stated Principal Amount of the Securities.  We cannot give you any assurance that the price of the Underlying Shares will increase so that at maturity or upon an early redemption you will receive a payment in excess of the Stated Principal Amount of the Securities.  Your return is linked to the price of the Underlying Shares on the Determination Dates and, in certain circumstances, during the Observation Period.

Financial Select Sector SPDR Fund	High	Low	Period End
2003
First Quarter	23.75	19.62	20.76
Second Quarter	25.96	21.31	24.55
Third Quarter	26.40	24.74	25.41
Fourth Quarter	28.20	26.05	28.13
2004
First Quarter	30.46	28.09	29.40
Second Quarter	29.71	27.23	28.58
Third Quarter	29.43	27.31	28.46
Fourth Quarter	30.58	27.39	30.53
2005
First Quarter	30.59	28.10	28.39
Second Quarter	29.67	27.65	29.47
Third Quarter	30.37	29.03	29.52
Fourth Quarter	32.45	28.61	31.67
2006
First Quarter	33.18	31.32	32.55
Second Quarter	34.16	31.51	32.34
Third Quarter	34.76	31.62	34.62
Fourth Quarter	37.12	34.54	36.74

Financial Select Sector SPDR Fund	High	Low	Period End
2007
First Quarter	37.96	34.80	35.63
Second Quarter	38.02	35.30	36.18
Third Quarter	36.81	32.06	34.32
Fourth Quarter	35.89	28.29	28.93
2008
First Quarter	29.68	23.45	24.87
Second Quarter	27.71	20.26	20.26
Third Quarter (through July 22, 2008)	22.49	17.17	22.49

Historical Daily Closing Prices of the Financial Select Sector SPDR Fund January 1, 2003 through July 22, 2008

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Securities through one or more of our subsidiaries.  The Original Issue Price of the Securities includes the Agent’s Commissions (as shown on the cover page of this pricing supplement) paid with respect to the Securities and the cost of hedging our obligations under the Securities.  The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the Securities by taking positions in the Underlying Shares, in futures or options contracts on the Underlying Shares, in exchange traded funds or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  Such activity could increase the Closing Price on the Pricing Date, and therefore could effectively increase the price above which the Underlying Shares must close on the Determination Dates for the Securities to be automatically redeemed prior to maturity or for you to receive a Payment at Maturity that exceeds the Stated Principal Amount of the Securities. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Securities, including on the Determination Dates, by purchasing and selling the Underlying Shares, futures or options contracts on the Underlying Shares listed on major securities markets, exchange traded funds or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on one or more Determination Dates. We cannot give any assurance that our hedging activities will not affect the price of the Underlying Shares and, therefore, adversely affect the value of the Securities or the payment that you will receive at maturity.

Supplemental Information Concerning
Plan of Distribution
Under the terms and subject to conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the Aggregate Principal Amount of Securities set forth on the cover of this pricing supplement. The Agent proposes initially to offer the Securities directly to the public at the public offering price set forth on the cover page of this pricing supplement; provided that the price will be $9.9625 per Security and the agent’s commissions will be $0.1875 per Security for the purchase by any single investor of greater than or equal to $1,000,000 and less than $3,000,000 principal amount of Securities, the price will be $9.94375 per Security and the agent’s commissions will be $0.16875 per Security for the purchase by any single investor of greater than or equal to $3,000,000 and less than $5,000,000 principal amount of Securities and the price will be $9.925 per Security and the agent’s commissions will be $0.15 per Security for the purchase by any single investor of greater than or equal to $5,000,000 principal amount of Securities.  The Agent may allow a concession not in excess of the applicable sales commission to other dealers, which may include Morgan Stanley & Co. International plc and Bank Morgan Stanley AG; provided that concessions allowed to dealers in connection with the offering may be reclaimed by the Agent, if, within 30 days of the offering, the Agent repurchases the Securities distributed by such dealers.  After the initial offering of the Securities, the Agent may vary the offering price and other selling terms from time to time.

We expect to deliver the Securities against payment therefor in New York, New York on August     , 2008, which will be the fifth scheduled Business Day following the date of this pricing supplement and of the pricing of the Securities.  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade Securities more than three Business Days prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

In order to facilitate the offering of the Securities, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities.  Specifically, the Agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities for its own account.  The Agent must close out any naked short position by purchasing the Securities in the open market after the offering.  A naked short position in the Securities is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agent may bid for, and purchase, Securities in the open market to stabilize the price of the Securities.  Any of these activities may raise or maintain the market price of the Securities above independent market prices or prevent or retard a decline in the market price of the Securities.  Finally, the Agent expects to reclaim any selling concessions allowed to a dealer for distributing the Securities in the offering, if within 30 days of the offering the Agent repurchases previously distributed Securities in transactions to cover short positions or to stabilize the price of the Securities or otherwise.  The Agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the Agent has entered into a hedging transaction in connection with this offering of the Securities. See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the Securities, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Securities or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Securities.  We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The Securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the Securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the Securities to the public in Hong Kong as the Securities have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Securities, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the Securities which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The Securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

The Agent and each dealer represent and agree that they will not offer or sell the Securities nor make the Securities the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Securities, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)  a person who acquires the Securities for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Benefit Plan Investor Considerations
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to assets of any Plan involved in the transaction and provided further that the Plan pays no more than adequate consideration in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Securities.

Because we may be considered a party in interest with respect to many Plans, the Securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Under ERISA, assets of a Plan may include assets of certain commingled vehicles and entities in which the Plan has invested (including, in certain cases, the general account of an insurance company).  Accordingly, commingled vehicles and entities which include assets of a Plan must ensure that one of the foregoing exemptions is available.  Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief under any available exemptions, such as PTCEs 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption.

Purchasers of the Securities have exclusive responsibility for ensuring that their purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any Securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

United States Federal Taxation
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the Securities.  This discussion applies only to initial investors in the Securities who:

• purchase the Securities at their “issue price”; and

• will hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

• certain financial institutions;

• insurance companies;

• dealers and certain traders in securities;

•  investors holding the Securities as part of a hedging transaction, “straddle,” conversion transaction, or integrated transaction or those who hold the Securities as part of a constructive sale transaction;

• U.S. Holders, as defined below, whose functional currency is not the U.S. dollar;

• partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

• regulated investment companies;

• real estate investment trusts;

• tax-exempt entities, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code, respectively;

• persons subject to the alternative minimum tax;

• nonresident alien individuals who have lost their U.S. citizenship or who have ceased to be taxed as U.S. resident aliens; or

• Non-U.S. Holders, as defined below, for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.

As stated above, this discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances.  As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein.

General

Each Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the characterization or treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or the courts will agree with the characterization and tax treatment described herein.  The risk that a buffered security would be treated, for U.S. federal income tax purposes, as a debt instrument, rather than as an open transaction, is higher than with other non-principal-protected equity-linked securities.  Accordingly, you should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Securities (including possible alternative characterizations and treatments of the Securities) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the characterization and treatment of a Security as an open transaction.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

• a citizen or resident of the United States;

• a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof; or

• an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the Securities

Assuming the characterization and treatment of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Maturity.  A U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to maturity, other than pursuant to a sale, exchange or early redemption as described below.

Tax Basis. A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Sale, Exchange, Early Redemption or Settlement of the Securities.  Upon a sale,  exchange or early redemption of the Securities, or upon settlement of the Securities at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange, early redemption or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged, redeemed or settled.  Any gain or loss should be long-term capital gain or loss if the holding period of the Securities is more than one year at the time of sale, exchange, or settlement, and short-term capital gain or loss otherwise.  Therefore, such capital gain or loss should be long-term if the issuer calls the Securities at the first determination date.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper characterization or treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and treatment described above.  In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning a Security under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).  The risk that a buffered security would be treated, for U.S. federal income tax purposes, as a debt instrument, rather than as an open transaction, is higher than with other non-principal-protected equity-linked securities.

If the IRS were successful in asserting that the Contingent Debt Regulations apply to the Securities, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue original issue discount on the Securities every year at a “comparable yield” determined at the time of their issuance.  Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale or other disposition of the Securities would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss, to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.

Even if the Contingent Debt Regulations do not apply to the Securities, other alternative federal income tax characterizations of the Securities are also possible, which if applied could also affect the timing and character of the income or loss with respect to the Securities.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of "prepaid forward contracts" and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge; and appropriate transition rules and effective dates.  While it is not clear whether instruments such as the Securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, or otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition,  information returns will be filed with the IRS in connection with payments on the Securities and the proceeds from a sale or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

• an individual who is classified as a nonresident alien;

• a foreign corporation; or

• a foreign trust or estate.

The term “Non-U.S. Holder” does not include an individual present in the United States for 183 days or more in the taxable year of disposition of a Security.  Such a holder should consult his or her tax advisers regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a Security.

Tax Treatment upon Sale, Exchange, Early Redemption or Settlement of a Security

In general.  Assuming the characterization and treatment of the Securities as set forth above is respected, a Non-U.S. Holder of the Securities will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Securities would not be subject to U.S. federal withholding tax, provided that:

• the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

• the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

• the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code; and

• the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement.  The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Security (or a financial institution holding the Securities on behalf of the beneficial owner) furnishes to us an IRS Form W-8BEN, on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not clear whether the Securities would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might affect the withholding tax consequences of an investment in the Securities, possibly with retroactive effect.  Accordingly, you should consult your tax adviser regarding the issues presented by the notice.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Securities are likely to be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Securities at maturity as well as in connection with the proceeds from a sale, exchange or other disposition.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange, Early Redemption or Settlement of a Security ― Certification Requirement” will satisfy the certification requirements necessary to avoid the backup withholding as well.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.